Exhibit 10.15

500 W. Bethany Drive

Allen, TX 75013

June 21, 2011

Les P. Barkley

18 Turnberry Drive

Newport Beach, CA 92660

Dear Les:

I am pleased to offer you an exempt position with Xtera Communications, Inc., as its Executive Vice President of Xtera Communications, Inc. and Chairman of Xtera China reporting to Jon Hopper, President and Chief Executive Officer. In this position, you will perform such duties consistent with such position as designated by the CEO.

If you decide to join us, you will receive a semi-monthly salary of $8,333.34 less all required withholding, which will be paid in accordance with Xtera’s normal payroll procedures. You will be eligible for a target bonus equal to fifty percent (50%) of your base salary. Objectives will be established by the CEO and will be focused on meeting corporate sales and profitability targets.

As an employee, you are also eligible to receive certain employee benefit which include medical, dental, life insurance, 401(K) plan, and vacation time. You should note that Xtera may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of Xtera’s Board of Directors following your start date that Xtera grant you an option to purchase a number of shares to be determined of Xtera’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by Xtera’s Board of Directors. This option grant shall be subject to the terms and conditions of Xtera’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

Nevertheless, you should be aware that your employment with Xtera is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Xtera is free to conclude its employment relationship with you at any time, with or without cause, and without notice. We request that, in the event of resignation, you give Xtera at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to Xtera documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

We also ask that, if you have not already done so, you disclose to Xtera any and all agreements relating to your prior employment that may affect your eligibility to be employed by Xtera or limit the manner in which you may be employed. It is Xtera’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Xtera, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Xtera is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Xtera. Similarly, you agree not to bring any third party confidential information to Xtera, including that of your former employer, and that in performing your duties for Xtera you will not in any way utilize any such information.

As an Xtera employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand Xtera’s rules of conduct which are included in the Xtera Employee Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Xtera, and non-disclosure of proprietary information.

To indicate your acceptance of Xtera’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be July 1, 2011. This letter, along with any agreements relating to proprietary rights between you and Xtera, set forth the terms of your employment with Xtera and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Financial Officer and you. This offer of employment will terminate if it is not accepted, signed and returned by June 24, 2011.

We look forward to your favorable reply and to working with you at Xtera.

Sincerely,

/s/ Kelly Thompson
Kelly Thompson Human Resources Manager

Agreed to and accepted:

Signature:	/s/ Les Barkley	Printed name:	Les Barkley

Start Date:	7/1/11	Today’s Date:	6/23/11

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